Exhibit 99.02

Press Release www.shire.com

Purchase of Shares by Employee Benefit Trust

May 8, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that the Shire Employee Benefit Trust (the "Trust") has been requested to purchase up to a total of US$50 million of Shire plc American Depositary Shares (ADSs) over the period May 8, 2013 to July 31, 2013.

Any such purchases will be made for the benefit of the Trust, in connection with Shire's management of its various employee share schemes.  Any purchases have been requested to be made on an irrevocable, non-discretionary, rolling basis.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX